EXHIBIT 99

Family Dollar Announces Earnings for the Fourth Quarter and Fiscal 2007

               Company Provides Guidance for Fiscal 2008

    MATTHEWS, N.C.--(BUSINESS WIRE)--Oct. 4, 2007--Family Dollar Stores, Inc. (NYSE: FDO), today reported that net income per diluted share for the fourth quarter of fiscal 2007 ended September 1, 2007, increased 23.8% to $0.26 compared with $0.21 for the fourth quarter of fiscal 2006 ended August 26, 2006. Net income for the fourth quarter increased 17.0% to $37.8 million compared with net income of $32.3 million for the fourth quarter of fiscal 2006. Included in results for the fourth quarter of fiscal 2006 is a $10.5 million pre-tax, cumulative charge to adjust non-cash stock-based compensation expense.

    "Despite a challenging economic environment, our team has delivered a solid performance this year. The commitment and hard-work of all our dedicated Associates has resulted in improvements in many of our key financial metrics, including earnings per share, return on shareholders' equity, inventory productivity and Associate retention," said Howard R. Levine, Chairman and Chief Executive Officer.

    "Volatile energy costs and other inflationary pressures have impacted the spending capacity of low and low-middle income consumers. In the face of these challenges, we continue to manage our business with a longer-term perspective, making significant investments in our business. In fiscal 2007, we expanded our cooler program to 5,100 stores, enhanced the food assortment in our stores, and expanded the selling space for food in 2,700 stores. We also continued to improve our Treasure Hunt strategy through the refinement of our seasonal, apparel and home assortments and through the strengthening of our promotional, advertising and markdown strategies. Finally, we opened 300 new stores and continued to invest in our urban operations with the installation of new store technology in approximately 750 urban stores," continued Mr. Levine. "As our team stays focused on both managing our business with a longer-term perspective while balancing near-term goals, I believe that we can provide investors with strong returns."

    Fourth Quarter Results

    As previously reported, sales for the fourth quarter of fiscal 2007 were approximately $1.632 billion, or 3.4% above sales of approximately $1.578 billion for the fourth quarter of fiscal 2006. Sales of food and certain seasonal categories, primarily toys, were the primary drivers of the sales increase. Sales in comparable stores increased approximately 1.0%. The increase in comparable store sales was a result of an increase in the average customer transaction amount. Customer traffic, as measured by the number of register transactions, was approximately flat during the quarter. During the fourth quarter of fiscal 2007, the Company opened 68 new stores and closed 6 stores.

    The gross profit margin, as a percentage of sales, was 33.1% in the fourth quarter of fiscal 2007 compared to 32.4% in the fourth quarter of fiscal 2006. As a percentage of sales, improved merchandise mark-up, a more favorable merchandise sales mix and lower inventory shrinkage more than offset higher seasonal markdowns.

    Selling, general and administrative (SG&A) expenses, as a percentage of sales, were 29.3% in the fourth quarter of fiscal 2007 compared with 29.0% in the fourth quarter of fiscal 2006. The increase in SG&A expense, as a percentage of sales, was primarily a result of low comparable store sales performance, non-recurring adjustments to store lease accounts resulting from the implementation of a new store lease management system, increased store maintenance expense and higher professional fees related to various Company initiatives. The effect of these factors more than offset lower stock-based compensation expense and favorable trends in workers' compensation and healthcare claims.

    In the fourth quarter of fiscal 2007, the Company's tax rate was approximately 36.7% compared with 37.5% in the fourth quarter of fiscal 2006. The decrease in the tax rate was primarily the result of the positive impact of a retroactive reinstatement of federal jobs tax credits, an increase in tax-exempt interest income and the effect of changes in reserves for state income tax contingencies.

    Full Year Results

    As previously reported, sales for fiscal 2007 were approximately $6.834 billion, or 6.9% above sales of approximately $6.395 billion for fiscal 2006. Fiscal 2007 included 53 weeks, compared with 52 weeks in fiscal 2006. Sales in comparable stores increased approximately 0.9%. The customer count, as measured by the number of register transactions in comparable stores, decreased slightly, and the average customer transaction increased approximately 1% to $9.69. During fiscal 2007, the Company opened 300 new stores and closed 43 stores.

    The gross profit margin, as a percentage of sales, was 34.0% in fiscal 2007 compared to 33.1% in fiscal 2006. As a percentage of sales, a more favorable merchandise sales mix, better merchandise markup and lower inventory shrinkage more than offset higher markdowns.

    SG&A expenses, as a percentage of sales, were 28.3% in fiscal 2007 compared with 27.5% in fiscal 2006. The increase in SG&A expense, as a percentage of sales, was primarily a result of low comparable store sales performance, expenses related to the defense and settlement of the Company's stockholder derivative actions (approximately $22 million), and higher store maintenance and utility expenses. The effect of these factors more than offset favorable trends in workers' compensation and healthcare claims.

    The Company's tax rate was approximately 36.4% in fiscal 2007 compared with 37.3% in fiscal 2006. The decrease in the tax rate was primarily the result of the positive impact of a retroactive reinstatement of federal jobs tax credits, an increase in tax-exempt interest income and the effect of changes in reserves for state income tax contingencies.

    Net income per diluted share for fiscal 2007 was $1.62 compared with $1.26 for fiscal 2006. Net income in fiscal 2007 was $242.9 million compared with $195.1 million in fiscal 2006. Included in results for fiscal 2006 is a litigation charge of $45.0 million (approximately $0.18 per diluted share) associated with an adverse litigation judgment, and a $10.5 million (approximately $0.04 per diluted share) cumulative charge as a result of new measurement date determinations for certain historical stock option grants.

    During fiscal 2007, the Company repurchased approximately 8.2 million shares for a total cost of $257.5 million. Since September 1, 2007, the Company has completed the current repurchase authorization, purchasing 2.9 million shares for a total cost of $80.7 million.

    The Company's inventories at the end of fiscal 2007 were $1.066 billion, or 2.7% above inventories of $1.038 billion at the end of fiscal 2006. Inventory on a per store basis at the end of fiscal 2007 was approximately 1% lower than inventory per store at the end of fiscal 2006.

    In fiscal 2007, depreciation and amortization was $144.1 million compared with $134.6 million in fiscal 2006. Capital expenditures decreased to $131.6 million from $192.2 million in fiscal 2006. The decrease in capital expenditures was due primarily to the decrease in the number of new stores opened during fiscal 2007 as compared to fiscal 2006 and lower distribution and transportation expenditures. Offsetting some of the decrease were increases in various expenditures related to technology investments.

    Outlook

    Commenting on the Company's plans for fiscal 2008, Mr. Levine said, "In fiscal 2008, we will stay focused on our key initiatives to drive revenues, improve profitability and increase shareholder returns.

    "To capture more of our customers' frequent, fill-in food shopping trips, we intend to expand the selling space for food in approximately 2,800 stores and install refrigerated coolers in approximately 575 stores. In addition, we plan to install our Store of the Future technology platform in approximately 1,500 stores. This new platform will enable us to process customers faster and facilitate the acceptance of a variety of payment types, including food stamps. In addition, the new platform will provide store managers with on-line tools to help them better manage their business.

    "We plan to continue to develop and refine our Treasure Hunt strategy. For example, in the home and apparel categories, we will continue to focus on providing the customer with a better assortment of quality family apparel and home decor at great values. We also expect to build on our brand management efforts, and we intend to strengthen our global sourcing processes with a focus on improving merchandise quality while reducing costs.

    "We expect to open approximately 300 new stores in fiscal 2008. This measured pace will enable us to continue to improve the performance of new stores while also improving the returns in our existing 6,430 stores. We believe that investments in our merchandising and supply chain, facility management and indirect procurement processes will provide us with the foundation for targeted improvements in store level returns."

    Mr. Levine concluded by saying, "The continued investment in our business in fiscal 2008 even as the economic environment remains challenging, reflects our longer-term perspective and will make Family Dollar a more compelling place to shop, work and invest."

    For the 52-week fiscal year ending August 30, 2008, the Company expects total sales to increase 4% to 6% compared with the 53-week fiscal year ended September 1, 2007. The Company expects comparable store sales to increase 1% to 3% and expects operating income to improve as a percentage of sales driven by better gross margin performance. Reflecting these expectations, the Company expects earnings per share to be between $1.74 and $1.85 in fiscal 2008.

    Capital expenditures for fiscal 2008 are expected to be between $180 and $190 million and will include investments in support of the Company's key initiatives, new store openings and the commencement of construction of the Company's tenth distribution center.

    Due to a calendar shift, the first quarter of fiscal 2008 ending December 1, 2007, will benefit from an extra week of holiday sales. Consequently, the second quarter of fiscal 2008 ending March 1, 2008, will be impacted by both the loss of one week of holiday sales and one less week of sales as compared with the second quarter of fiscal 2007. For the first quarter, the Company expects total sales to increase 7% to 9% and comparable store sales to increase 0% to 2%. Given results month-to-date, the Company expects comparable store sales will increase 0% to 1% for the September reporting period. For the first quarter of fiscal 2008, the Company expects earnings per share to be between $0.43 and $0.47.

    Cautionary Statements

    Certain statements contained in this report are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements address the Company's plans, activities or events which the Company expects will or may occur in the future. Various risks, uncertainties and other factors could cause actual results to differ materially from those expressed in any forward-looking statement. Such risks, uncertainties and other factors include, but are not limited to:

    -- competitive factors and pricing pressures, including energy prices,

    --  changes in economic conditions,

    --  the impact of acts of war or terrorism,

    --  changes in consumer demand and product mix,

    -- unusual weather, natural disasters or pandemic outbreaks that may impact sales and/or operations,

    --  the impact of inflation,

    -- costs, changes in consumer buying patterns, or product availability associated with product quality issues,

    --  merchandise supply and pricing constraints,

    --  the Company's ability to attract and retain employees,

    -- changes in state or federal laws or regulations, including the effects of legislation and regulations on wage levels and entitlement programs,

    --  success of merchandising and marketing programs,

    -- the Company's ability to successfully execute its ongoing operational functions,

    -- general transportation or distribution delays or interruptions,

    --  dependence on imports,

    -- changes in currency exchange rates, trade restrictions, tariffs, quotas, and freight rates,

    --  success of new store opening programs,

    -- costs and delays associated with building, opening and operating new distribution facilities and stores,

    -- costs, delays in and/or failure to achieve results associated with the implementation of programs, systems and technology, including merchandising and supply chain processes, store technology, cooler installations and related food programs, Urban Initiative programs, and real estate expansion goals,

    -- unanticipated impact or results of the implementation of new systems and technology, including new point-of-sale systems and new lease administration systems,

    -- changes in food and energy prices and their impact on consumer spending and the Company's costs,

    --  changes in inventory shrinkage,

    -- changes in interpretations or applications of accounting principles, or

    -- unanticipated costs related to or other impacts of litigation and/or regulatory compliance matters.

    Consequently, all of the forward-looking statements made by the Company in this and other documents or statements are qualified by these and other factors, risks and uncertainties, including those set forth under "Cautionary Statement Regarding Forward-Looking Statements" or "Risk Factors" in the Company's Annual Report on Form 10-K and Quarterly Reports on Form 10-Q filed or to be filed. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company does not undertake to publicly update or revise these forward-looking statements even if experience or future changes make it clear that projected results expressed or implied in such statements will not be realized, except as may be required by law.

    Fourth Quarter and Year-End Earnings Conference Call Information

    The Company plans to host a conference call on October 4, 2007, at 10:00 A.M. ET to discuss the results. If you wish to participate, please call (888) 215-0829 for domestic US calls and (706) 634-8796 for international calls at least 10 minutes before the call is scheduled to begin. The conference ID for the conference call is 15326605.

    There will also be a live webcast of the conference call that can be accessed at the following link:

         http://www.familydollar.com/investors.aspx?p=irhome.

    A replay of the webcast will be available at the same address noted above after 2:00 P.M. ET, October 4, 2007.

    About Family Dollar

    Operating small store locations, Family Dollar is one of the fastest growing discount retail chains in the United States. Family Dollar offers a core assortment of name-brand and quality consumable merchandise supplemented by fashion and seasonal merchandise at everyday low prices.

    Beginning with one store in 1959 in Charlotte, North Carolina, the Company currently operates more than 6,400 stores in 44 states. Family Dollar Stores, Inc., a Fortune 500 company, is based in Matthews, North Carolina, just outside of Charlotte and is a publicly held company with common stock traded on the New York Stock Exchange under the symbol FDO. For more information, please visit www.familydollar.com.

             FAMILY DOLLAR STORES, INC. AND SUBSIDIARIES
                     CONSOLIDATED BALANCE SHEETS
                             (Unaudited)

                                           For the Fiscal Year Ended
                                          ----------------------------
(in thousands, except per share and share September 1,   August 26,
 amounts)                                     2007          2006
----------------------------------------- ------------ ---------------
Assets
----------------------------------------
Current assets:
 Cash and cash equivalents                  $   87,176      $   79,727
 Investment securities                         197,495         136,505
 Merchandise inventories                     1,065,898       1,037,859
 Deferred income taxes                          89,612         133,468
 Income tax refund receivable                   44,394           2,397
 Prepayments and other current assets           52,705          28,892
                                            ----------     -----------
  Total current assets                       1,537,280       1,418,848

Property and equipment, net                  1,060,678       1,077,608
Other assets                                    26,198          26,573
                                            ----------     -----------

Total assets                                $2,624,156      $2,523,029
                                            ==========     ===========

Liabilities and Shareholders' Equity
----------------------------------------
Current liabilities:
 Accounts payable                           $  644,140      $  556,531
 Accrued liabilities                           486,163         429,580
                                            ----------     -----------
  Total current liabilities                  1,130,303         986,111

Long-term debt                                 250,000         250,000
Deferred income taxes                           69,212          78,525
Commitments and contingencies

Shareholders' Equity:
 Preferred stock, $1 par; authorized and
  unissued 500,000 shares                           --              --
 Common stock, $.10 par; authorized
  600,000,000 shares                            17,989          17,856
 Capital in excess of par                      187,855         140,829
 Retained earnings                           1,722,859       1,546,366
                                            ----------     -----------
                                             1,928,703       1,705,051
 Less: common stock held in treasury, at
  cost                                         754,062         496,658
                                            ----------     -----------

 Total shareholders' equity                  1,174,641       1,208,393
                                            ----------     -----------

Total liabilities and shareholders'
 equity                                     $2,624,156      $2,523,029
                                            ==========     ===========

             FAMILY DOLLAR STORES, INC. AND SUBSIDIARIES
                  CONSOLIDATED STATEMENTS OF INCOME
                             (Unaudited)


                                     For the Fourth Quarter Ended
                                --------------------------------------
(in thousands, except per share September 1,  % of   August 26, % of
 amounts)                           2007       Net      2006     Net
                                              Sales              Sales
------------------------------- ------------ ------- ---------- ------

Net sales                         $1,631,885 100.0%  $1,578,116 100.0%

Cost of sales                      1,092,225  66.9%   1,066,229  67.6%
                                ------------ ------  ---------- ------

Gross margin                         539,660  33.1%     511,887  32.4%

Selling, general and
 administrative expenses             478,334  29.3%     457,167  29.0%

Litigation charge                         --   0.0%          --   0.0%
                                ------------ ------  ---------- ------

Operating profit                      61,326   3.8%      54,720   3.4%

Interest income                        2,511   0.2%       1,799   0.1%

Interest expense                       4,087   0.3%       4,853   0.3%
                                ------------ ------  ---------- ------

Income before income taxes            59,750   3.7%      51,666   3.2%

Income taxes                          21,937   1.3%      19,387   1.2%
                                ------------ ------  ---------- ------

Net income                        $   37,813   2.4%  $   32,279   2.0%

Net income per common share -
 basic                            $     0.26         $     0.21
Average shares - basic               145,572            150,985

Net income per common share -
 diluted                          $     0.26         $     0.21
Average shares - diluted             146,160            151,201

Dividends declared per common
 share                            $    0.115         $    0.105

             FAMILY DOLLAR STORES, INC. AND SUBSIDIARIES
                  CONSOLIDATED STATEMENTS OF INCOME
                             (Unaudited)


                                      For the Fiscal Year Ended
                                --------------------------------------
(in thousands, except per share September 1,  % of   August 26, % of
 amounts)                           2007       Net      2006     Net
                                              Sales              Sales
------------------------------- ------------ ------- ---------- ------

Net sales                         $6,834,305 100.0%  $6,394,772 100.0%

Cost of sales                      4,512,242  66.0%   4,276,466  66.9%
                                ------------ ------  ---------- ------

Gross margin                       2,322,063  34.0%   2,118,306  33.1%

Selling, general and
 administrative expenses           1,933,430  28.3%   1,756,001  27.5%

Litigation charge                         --   0.0%      45,000   0.7%
                                ------------ ------  ---------- ------

Operating profit                     388,633   5.7%     317,305   4.9%

Interest income                       10,690   0.2%       6,934   0.1%

Interest expense                      17,427   0.3%      13,095   0.2%
                                ------------ ------  ---------- ------

Income before income taxes           381,896   5.6%     311,144   4.8%

Income taxes                         139,042   2.0%     116,033   1.8%
                                ------------ ------  ---------- ------

Net income                        $  242,854   3.6%  $  195,111   3.0%

Net income per common share -
 basic                            $     1.63         $     1.26
Average shares - basic               149,141            154,967

Net income per common share -
 diluted                          $     1.62         $     1.26
Average shares - diluted             149,599            155,124

Dividends declared per common
 share                            $    0.450         $    0.410

             FAMILY DOLLAR STORES, INC. AND SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (Unaudited)

                                                For the Fiscal Year
                                                        Ended
                                               -----------------------
(in thousands)                                 September 1, August 26,
                                                   2007        2006
----------------------------------------------------------------------
Cash flows from operating activities:
 Net income                                    $   242,854  $ 195,111
 Adjustments to reconcile net income to net
  cash provided by operating activities:
  Depreciation and amortization                    144,060    134,637
  Deferred income taxes                             34,543    (41,274)
  Stock-based compensation expense                  11,013      7,931
  Loss on disposition of property and equipment      3,715      5,603
  Changes in operating assets and liabilities:
   Merchandise inventories                         (28,039)    52,932
   Income tax refund receivable                    (41,997)    (2,397)
   Prepayments and other current assets            (23,813)    (4,113)
   Other assets                                        375      1,968
   Accounts payable and accrued liabilities         73,066    104,867
   Income taxes payable                                 --     (4,272)
                                               ------------ ----------
                                                   415,777    450,993
                                               ------------ ----------
Cash flows from investing activities:
 Purchases of investment securities             (2,401,813)  (374,765)
 Sales of investment securities                  2,340,823    271,790
 Capital expenditures                             (131,594)  (192,173)
 Proceeds from dispositions of property and
  equipment                                            749      1,800
                                               ------------ ----------
                                                  (191,835)  (293,348)
                                               ------------ ----------
Cash flows from financing activities:
 Issuance of long-term debt                             --    250,000
 Payment of debt issuance costs                         --     (1,283)
 Repurchases of common stock                      (257,523)  (367,324)
 Changes in cash overdrafts                         70,568     (9,171)
 Proceeds from exercise of employee stock
  options                                           34,971      7,126
 Excess tax benefits from stock-based
  compensation                                       1,295        240
 Payment of dividends                              (65,804)   (62,681)
                                               ------------ ----------
                                                  (216,493)  (183,093)
                                               ------------ ----------

Net increase (decrease) in cash and cash
 equivalents                                         7,449    (25,448)
Cash and cash equivalents at beginning of year      79,727    105,175
                                               -----------------------
Cash and cash equivalents at end of year       $    87,176  $  79,727
                                               =======================

Supplemental disclosure of cash flow
 information:
 Purchases of property and equipment awaiting
  processing for payment, included in accounts
  payable                                      $       992  $   1,985
 Cash paid during the period for:
  Interest, net of amounts capitalizes              13,702      5,797
  Income taxes                                     148,477    175,058

             FAMILY DOLLAR STORES, INC. AND SUBSIDIARIES
                   Selected Additional Information


NET SALES BY DIVISION:
                                       For the Fourth Quarter Ended
                                    ----------------------------------

                                    September 1, August 26,
(in thousands)                          2007        2006     % Change
----------------------------------- ------------ ----------- ---------
Consumables                          $  996,292  $  942,522       5.7%
Home products                           228,518     214,786       6.4%
Apparel and accessories                 237,780     236,271       0.6%
Seasonal and electronics                169,295     184,537      -8.3%
                                    ------------ ----------- ---------
   TOTAL                             $1,631,885  $1,578,116       3.4%

                                            For the Year Ended
                                    ----------------------------------

                                    September 1, August 26,
(in thousands)                          2007        2006     % Change
----------------------------------- ------------ ----------- ---------
Consumables                          $4,019,592  $3,702,573       8.6%
Home products                         1,035,276     972,005       6.5%
Apparel and accessories                 982,926     920,847       6.7%
Seasonal and electronics                796,511     799,347      -0.4%
                                    ------------ ----------- ---------
   TOTAL                             $6,834,305  $6,394,772       6.9%


STORES IN OPERATION:
                                       For the year Ended
                                    ------------------------

                                    September 1, August 26,
                                        2007        2006
                                    ------------ -----------
Beginning Store Count                     6,173       5,898
New Store Openings                          300         350
Store Closings                              (43)        (75)
                                    ------------ -----------
Ending Store Count                        6,430       6,173
Total Square Footage (000s)              54,455      52,310
Total Selling Square Footage (000s)      45,251      43,420


    CONTACT: Family Dollar Stores, Inc.
             INVESTOR CONTACT:
             Kiley F. Rawlins, CFA, 704-849-7496
             krawlins@familydollar.com
             or
             MEDIA CONTACT:
             Josh Braverman, 704-814-3447
             jbraverman@familydollar.com